Filed pursuant to Rule 424(b)(3)
Registration No. 333-111590
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 6, 2004)
1,204,136 Shares of Common Stock
     We are issuing 1,204,136 shares of our common stock, par value $0.01 per share, to Compañía Minera Teck Carmen de Andacollo (“CDA”), a Chilean subsidiary of Teck Resources Limited (“Teck”), to acquire an interest in the gold produced from the sulfide portion of the Andacollo project in Chile.
     We will pay all expenses of the issuance of the common stock. We will not pay underwriting discounts, commissions or finder’s fees in connection with issuing these shares.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “RGLD.” The last reported sale price of our common stock on the NASDAQ Global Select Market on January 22, 2010 was $44.50 per share. Our common stock is also traded on the Toronto Stock Exchange under the symbol “RGL.”

     Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 25, 2010

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus.

Prospectus Supplement
 i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-4 (File No. 333-111590) that we filed with the Securities and Exchange Commission (the “SEC”) and that became effective as of July 6, 2004.
     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein by reference. The second part is the prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated herein by reference, the information in this prospectus supplement shall control. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information described under “Where You Can Find More Information” below, before investing in our common stock.
     Unless otherwise indicated, “Royal Gold”, the “Company”, “we”, “us” and “our” refer to Royal Gold, Inc. and its subsidiaries and “common stock” means our common stock, par value $0.01 per share, offered by this prospectus supplement. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC under the Securities Act a registration statement on Form S-4. This prospectus supplement, together with the related prospectus, do not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.
     Any statement made in this prospectus supplement or the related prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the following SEC public reference room:
Judiciary Plaza
100 F Street, NE,
Washington, DC 20549
     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the NASDAQ Global Select Market at 1735 K Street, NW, Washington, DC 20006.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the related prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, until the offering of our securities under this registration statement is completed or withdrawn:
1.	our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed on August 21, 2009, including portions of our Proxy Statement for the 2009 annual meeting of stockholders, filed on October 9, 2009, to the extent specifically incorporated by reference therein;

2.	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 6, 2009;

3.	our Current Reports on Form 8-K as filed on July 28, 2009, August 24, 2009, August 27, 2009, September 28, 2009,

October 19, 2009, November 18, 2009, November 20, 2009, November 23, 2009, December 18, 2009, December 21, 2009, December 23, 2009, January 15, 2010, January 21, 2010 and January 22, 2010;

4.	the description of our common stock contained in our Registration Statement on Form S-3/ASR filed December 24, 2008, and any amendment or report filed with the Commission for the purpose of updating such description; and

5.	the description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed on September 12, 1997, as amended by our Registration Statement on Form 8-A/A filed September 10, 2007, and any amendment or report filed with the Commission for the purpose of updating such description..
     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus supplement. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202, (303) 573-1660.
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
     This prospectus supplement, the prospectus and the documents incorporated herein by reference contain certain references to future expectations and other forward-looking statements and information relating to us or to properties operated by others that are based on our beliefs and assumptions or those of management of the companies who operate properties on which we have royalties, as well as information currently available to us. Such forward-looking statements include statements regarding projected production and reserves received from the operators of our royalty properties. Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. Words such as “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project” and similar expressions generally indicate forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements inherently involve risks and uncertainties, some of which cannot be predicted or quantified. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include:
•	changes in gold and other metals prices on which our royalties are paid or prices associated with the primary metal mined at our royalty properties;

•	the production at or performance of our producing royalty properties;

•	decisions and activities of the operators of our royalty properties;

•	the ability of operators to bring projects into production and operate in accordance with feasibility studies;

•	liquidity or other problems our operators may encounter;

•	unanticipated grade and geological, metallurgical, processing or other problems at the royalty properties;

•	mine operating and ore processing facility problems, pit wall or tailings dam failures, natural catastrophes such as floods or earthquakes, and access to raw materials, water and power;

•	changes in project parameters as plans of the operators are refined;

•	changes in estimates of reserves and mineralization by the operators of our royalty properties;

•	economic and market conditions;

•	future financial needs;

•	federal, state and foreign legislation governing us or the operators of our royalty properties;

•	the availability of royalties for acquisition or other acquisition opportunities and the availability of debt or equity financing necessary to complete such acquisitions;

•	our ability to make accurate assumptions regarding the valuation, timing and amount of royalty payments when making acquisitions;

•	risks associated with conducting business in foreign countries, including application of foreign laws to contract and other disputes, environmental and permitting laws, community unrest and labor disputes, and enforcement and uncertain political and economic environments;

•	risks associated with issuances of substantial additional common stock or incurrence of substantial indebtedness in connection with acquisitions or otherwise;

•	whether the proposed acquisition of the outstanding common shares of International Royalty Corporation, described herein under “Other Recent Developments” is completed on the current terms or at all;

•	acquisition and maintenance of permits and authorizations, completion of construction and commencement and continuation of production at the Andacollo mine; and

•	changes to management and key employees;

as well as other factors described elsewhere in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (filed on August 21, 2009), our Quarterly Report on Form 10-Q for the period ended September 30, 2009 (filed on November 6, 2009) and in future filings we make with the SEC. Most of these factors are beyond our ability to predict or control. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. We disclaim any obligation to update any forward-looking statement made herein, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

THE COMPANY
Royal Gold Overview
     Royal Gold is engaged in the business of acquiring and managing precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue or production from the project after deducting specified costs, if any. The Company owns royalties on 21 producing properties, 13 development stage properties and over 80 exploration stage properties, of which the Company considers 25 to be evaluation stage projects. The Company uses “evaluation stage” to describe exploration stage properties that contain mineralized material and on which operators are engaged in the search for reserves. Royal Gold does not conduct mining operations and is not required to contribute to capital costs, exploration costs, environmental costs or other operating costs on the properties on which it holds royalty interests. For the three months ended September 30, 2009, Royal Gold derived 86% of its total revenue from gold royalties, 2% of its total revenue from silver royalties, 7% of its total revenue from copper royalties, and 5% of its total revenue from other royalties.
     We are engaged in a continual review of opportunities to acquire existing royalties, to create new royalties through the financing or joint venture of mining projects or to acquire companies that hold royalties. We have used both cash and our common stock in our acquisitions and we may issue substantial additional amounts of common stock as consideration in acquisitions in the future. At the current time we are evaluating or in discussions regarding a variety of different transactions that have varying likelihoods of being concluded. In particular, we have entered into an Arrangement Agreement with International Royalty Corporation (“IRC”) to undertake a Plan of Arrangement whereby we will acquire, through our wholly-owned Canadian subsidiary, all of the issued and outstanding common shares of IRC. See “Other Recent Developments —Arrangement Agreement with International Royalty Corporation” on page S-7. At this time we cannot provide assurance that all or any of the possible transactions will be concluded.
Principal Royalty Properties
     Royal Gold’s portfolio includes gold royalties on properties owned by various operating companies across six continents. Royal Gold’s principal producing and development royalty properties outside of the United States are primarily located in Canada (Canadian Malartic and Holt), Mexico (Peñasquito, Mulatos and Dolores), South America (Pascua-Lama and Andacollo) and West Africa (Taparko and Siguiri). The Company also holds royalties on properties in Argentina, Australia, Bolivia, Burkina Faso, Chile, Colombia, Finland, Honduras, Nicaragua, the Republic of Guinea and Russia.
     Royal Gold’s principal producing royalties are as follows:
•	four royalty interests on the Cortez Pipeline Mining Complex (“Cortez”) located in Nevada and operated by subsidiaries of Barrick Gold Corporation (“Barrick”);

•	one royalty interest on the Robinson mine located in eastern Nevada and operated by a subsidiary of Quadra Mining Ltd.;

•	one royalty interest on the Leeville mine located in Nevada and operated by a subsidiary of Newmont Mining Corporation (“Newmont”);

•	one royalty interest on the Goldstrike mine located in Nevada and operated by a subsidiary of Barrick;

•	one royalty interest on the Peñasquito mine, covering both the oxide portion of the deposit and the sulfide portion of the deposit located in Zacatecas, Mexico and operated by a subsidiary of Goldcorp Inc. (“Goldcorp”);

•	one royalty interest on the Mulatos mine located in Sonora, Mexico and operated by a subsidiary of Alamos Gold, Inc.;

•	two royalty interests that are currently in effect, and two royalty interests that are not yet in effect, on the Taparko mine located in Burkina Faso and operated by a subsidiary of High River Gold Mines Ltd.;

•	one royalty interest on the Siguiri mine located in the Republic of Guinea and operated by AngloGold Ashanti Limited (“AngloGold”); and

•	two royalty interests on the Dolores mine located in Chihuahua, Mexico and operated by a subsidiary of Minefinders Corporation, Ltd.
     Royal Gold’s principal development royalties are as follows:
•	the Andacollo Production Interest (see “The Transaction — Acquisition of Andacollo Production Interest” on page S-6);

•	two royalty interests on the Pascua-Lama project located in Chile and operated by a subsidiary of Barrick;

•	one royalty interest on the Holt portion of the Holloway-Holt project located in Ontario, Canada and operated by St Andrew Goldfields Ltd.; and

•	one royalty interest on the Canadian Malartic project located in Quebec, Canada and operated by Osisko Mining Corporation.

     Royal Gold considers both historical and future expected revenues in determining which royalties in its portfolio are principal to its business. Future expected royalty revenues from both producing and development properties are based on a number of factors, including reserves subject to our royalty, feasibility studies, metal price assumptions, mine life and other factors and assumptions, any of which could change and could cause Royal Gold to conclude that such royalties no longer are principal to its business.
Royal Gold Business Model and Growth Strategy
     Royal Gold is engaged in the business of acquiring and managing precious metals royalties. The Company seeks to acquire existing royalties and to create new royalties through the financing of mining, development or exploration projects in exchange for royalty interests. Royal Gold does not conduct mining operations. The key elements of the Company’s business model and growth strategy are as follows:
•	Focus on Gold and Precious Metals through Royalty Ownership. Royal Gold has established its business model based on the premise that an attractive means to gain exposure to gold and precious metals prices is to acquire and hold royalty interests in gold and precious metal properties, rather than to engage directly in mining operations. By holding royalties, the Company benefits from (i) increases in commodity prices, (ii) production increases from properties subject to Royal Gold’s royalty interests and (iii) reserve increases on properties subject to Royal Gold royalty interests, potentially extending Royal Gold’s revenue stream from such properties. Royal Gold is not required to contribute to capital costs, exploration costs, environmental costs or other operating costs on the properties on which it holds royalties, and, as a result, Royal Gold has been able to achieve historically high margins and low overhead. The Company believes its exposure to operating risks are further reduced because its portfolio is comprised of royalties on properties operated by experienced and well regarded operators throughout the world, including Barrick, Newmont, AngloGold, Goldcorp, and Teck.

•	Industry Experience and Relationships. Royal Gold relies on its experienced management team to identify opportunities and to structure creative approaches to acquire royalty interests, as well as to manage royalty streams once acquired. The Company’s management team includes senior executives with many years of industry experience in geology, mine operations, mining law and mine financing. The management team maintains personal relationships throughout the industry, from major mining companies to exploration companies, landowners and prospectors, giving the Company an excellent platform from which to identify, target and obtain or create royalty interests.

•	Acquisition of Royalties on Producing Mines or Development Projects. Royal Gold actively seeks to acquire royalties on both producing mines and development projects and has successfully executed an acquisition strategy that has more than doubled the reserves subject to its royalty interests from fiscal 2006 through fiscal 2009. Producing royalties generate revenue, while development stage properties represent an important part of the Company’s growth strategy. Development stage properties not only provide a pipeline of reserves subject to Royal Gold’s royalty interests, but also provide potential future revenue should they begin production over the next several years as expected by the operators of our principal development projects. Royal Gold also considers evaluation and exploration stage properties to be an important component in maintaining a balanced royalty portfolio with potential for future growth. Royal Gold has acquired portfolios of royalties that include royalties on exploration and evaluation stage properties that Royal Gold believes have potential.

•	Utilize Flexible Acquisition Approaches. Royal Gold has pursued a growth strategy using a variety of acquisition structures. Royal Gold used the following acquisition structures to grow its royalty portfolio: (i) the acquisition of existing royalties or portfolios of existing royalties, (ii) the creation of new royalties by providing financing or capital, including for exploration activities, in exchange for royalties and (iii) the acquisition of companies holding royalty assets. Royal Gold’s ability to utilize various acquisition structures allows it to adapt to changing market conditions and to capitalize on the changing needs of mining companies. The Company takes a flexible approach to each royalty acquisition it examines, with consideration given to industry conditions as well as the various goals and capabilities of each operator or potential business partner.

•	Royalty Evaluation Criteria. Royal Gold believes there are substantial benefits to holding royalties on properties with significant reserves that represent long-lived assets. The Company utilizes a series of technical, business and legal criteria by which it evaluates potential royalty acquisitions. Among the factors considered are: (i) the quality of the asset, (ii) the reputation of the operator, (iii) country risks, (iv) environmental risks, (v) timing of anticipated production, (vi) potential for reserve growth, (vii) overall size and likely duration of the project and (viii) strategic, financial and operating impact of the acquisition on Royal Gold. The Company relies both on its own management expertise, and on that of consultants, to evaluate mining properties and reserves in order to evaluate royalties for acquisition. Royal Gold believes its systematic evaluation of royalties combined with its experience provides it a competitive advantage in acquiring royalties.

•	Organic Growth through Reserve Replacement. In addition to acquiring royalties with existing or anticipated near-term production, Royal Gold seeks to acquire and manage royalties with substantial potential for further reserve growth. This provides cost-free upside from the exploration efforts of the operator because additional reserves, if mined, extend Royal Gold’s revenue stream from the property with no additional cost to Royal Gold. For example, in May 2009, we reported significant reserve growth on royalties owned by Royal Gold, including an additional 2.4 million ounces of gold reserves announced by Barrick at the Crossroads deposit at Cortez, which more than doubled the reserves subject to Royal Gold’s royalty interest at Cortez, and reserve increases at Goldcorp’s Peñasquito mine of 34% and 21% in gold and silver, respectively, both of which are subject to Royal Gold’s royalty interest.
Corporate Information
     We were incorporated under the laws of the State of Delaware on January 5, 1981. Our executive offices are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202. Our telephone number is (303) 573-1660, and our website address is www.royalgold.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.
RISK FACTORS
     Prospective investors should carefully consider the specific risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2009, and, to the extent applicable, our quarterly reports on Form 10-Q, which are incorporated herein by reference, together with all of the other information appearing in or incorporated by reference into this prospectus supplement.
THE TRANSACTION
Acquisition of Andacollo Production Interest
The Master Agreement
   On the date hereof, Royal Gold acquired a production interest in the gold produced from the sulfide portion of the Andacollo copper and gold project in Chile (the “Andacollo Production Interest”) from CDA for $217.9 million in cash and 1,204,136 shares of common stock (the “Teck Transaction”) pursuant to the Amended and Restated Master Agreement between Royal Gold and CDA dated January 12, 2010 (the “Master Agreement”), which amends and restates the Master Agreement entered into by Royal Gold and CDA on April 3, 2009. Royal Gold intends to assign the Andacollo Production Interest to its wholly-owned Chilean subsidiary, Royal Gold Chile Limitada.
   Pursuant to the Master Agreement, on January 12, 2010, Royal Gold and CDA entered into a royalty agreement for the Andacollo Production Interest. Pursuant to the royalty agreement, Royal Gold is entitled to receive 75% of the gold produced from the sulfide portion of the deposit at the Andacollo project until 910,000 payable troy ounces of gold have been sold, and 50% of the gold produced in excess of 910,000 payable gold troy ounces. Payments from the Andacollo Production Interest will be made to Royal Gold in cash, although Royal Gold has the right to take physical delivery of gold in certain circumstances. The Andacollo Production Interest will not cover copper production. The royalty agreement contains certain provisions that limit the concentrate marketing terms applicable to the Company, including a 90.6% minimum payable gold factor and a maximum gold refining charge against the production interest payment to Royal Gold of $6 per ounce of gold.
   The Andacollo mine has operated since 1996 and is currently operated by CDA, which is 90% owned by Teck and 10% owned by Empresa Nacional de Minería (“ENAMI”), a Chilean state-owned mining and processing company. The mine is located about 34 miles southeast of the city of La Serena, Chile, and about 2 miles from the small town of Andacollo. The mine produces copper from the oxide portion of the deposit, and Teck is constructing facilities to produce both copper and gold from the sulfide portion of the deposit. Once the mine is in full production, the operator expects the mill to have a capacity of 55,000 tonnes (60,630 tons) per day. Gold will be produced as a by-product of copper production, with a gold recovery rate estimated by the operator to be approximately 61%. The operator estimates that the mine will produce on average approximately 53,000 ounces of gold and 76,000 tonnes (83,775 tons) of copper in concentrate annually for the first 10 years of commercial production, with an estimated mine life of 20 years. Due to challenges to previously granted permits relating to CDA’s water supply, the operator has indicated that start-up will be delayed until the first quarter of calendar 2010. Proven and probable reserves, as estimated by the operator as of December 31, 2008, for the sulfide portion are 393.5 million tonnes (433.7 million tons) with a grade of 0.39% copper and 0.13 g/t (0.004 ozs/ton) gold. This equates to 1.6 million contained ounces of gold. Reserves were estimated using a copper price of $1.50 per pound and a gold price of $480 per ounce.

Other Agreements
     In addition to the Master Agreement, Royal Gold, CDA and Teck entered into a stockholder agreement on April 3, 2009, as amended January 12, 2010, governing certain matters related to our common stock. As a result of the Teck Transaction, CDA will own approximately 3% of our issued and outstanding common stock. Teck, CDA and their affiliates will be required to vote any shares of common stock held by them in accordance with the recommendations of Royal Gold’s board of directors. The foregoing voting obligation will remain in effect until the first date when Teck, CDA and their affiliates beneficially own collectively less than 2% of the issued and outstanding shares of our common stock for a period of 90 consecutive days.
     On the date hereof, Royal Gold and CDA entered into a registration rights agreement governing certain matters related to the shares we are issuing to CDA in connection with the closing of the Teck Transaction. The registration rights agreement includes customary indemnification by, and covenants of, both Royal Gold and CDA.
OTHER RECENT DEVELOPMENTS
Arrangement Agreement with International Royalty Corporation
     On December 17, 2009, Royal Gold and its wholly-owned Canadian subsidiary entered into an Arrangement Agreement (the “Agreement”) with International Royalty Corporation (“IRC”), a global mineral royalty company based in Englewood, Colorado, to undertake a Plan of Arrangement (the “Plan of Arrangement”) whereby Royal Gold, through its wholly-owned Canadian subsidiary, and with the unanimous support of IRC’s board of directors, will acquire all of the issued and outstanding common shares of IRC (the “IRC Transaction”).
     At the election of each IRC shareholder, each common share of IRC will be exchanged for either up to C$7.45 in cash (based on Royal Gold’s share price and the currency exchange rate on December 14, 2009) or up to 0.1385 common shares of Royal Gold or a combination thereof, subject to a maximum of US$350 million in cash and a maximum of 7.75 million common shares of Royal Gold to be issued to IRC shareholders. If IRC shareholders elect to receive more than approximately US$314 million in cash, the number of Royal Gold common shares issued will be reduced on a pro-rated basis until such cash election reaches a maximum of US$350 million. Assuming the maximum share election, this offer consists of 0.0771 shares of Royal Gold plus US$3.12 in cash for each fully diluted share of IRC, implying 56% stock consideration. Assuming the maximum cash election, this offer consists of 0.0700 shares of Royal Gold plus US$3.48 in cash for each fully diluted share of IRC, implying 51% stock consideration.
     IRC shareholders who are resident in Canada for Canadian federal income tax purposes will have the option to elect to receive up to 0.1385 exchangeable shares of a wholly-owned Canadian subsidiary of Royal Gold in lieu of electing Royal Gold common shares. Each exchangeable share can be redeemed for one common share of Royal Gold at the election of the shareholder. No more than 7.75 million Royal Gold common shares and exchangeable shares will be issued in the aggregate.
     IRC’s board of directors has unanimously determined that the IRC Transaction is in the best interest of IRC and its shareholders and has recommended that IRC shareholders vote in favor of the transaction. All of the directors and senior officers of IRC, and certain significant IRC shareholders have entered into voting agreements in which, subject to the terms thereof, they have agreed to vote their shares in support of the transaction. Together, the IRC shareholders subject to the voting agreements represent a combined ownership of approximately 34% of IRC’s fully diluted shares outstanding.
     Royal Gold and IRC announced that they obtained an Interim Order from the Ontario Superior Court of Justice approving the calling, holding and conduct of a special meeting of the IRC shareholders on February 16, 2010 to consider the Plan of Arrangement.
     The closing of the IRC Transaction is not subject to due diligence, Royal Gold shareholder approval or financing contingencies. The cash required for the acquisition will be sourced from available and unrestricted cash, together with committed credit facilities, including the HSBC Term Loan described below, totaling US$225 million. The closing of the IRC Transaction is subject to, among other things, receipt of court approval and the affirmative vote of at least 66 2/3 percent of the votes cast by IRC shareholders and option holders at a special meeting of the IRC shareholders.
     Pursuant to the terms of the Agreement, IRC is subject to customary non-solicitation covenants. In the event a superior proposal is made, Royal Gold has the right to match such proposal, and in the event IRC’s board of directors changes its recommendation or terminates the Agreement in certain circumstances, IRC has agreed to pay Royal Gold a termination fee of US$32 million. In certain other circumstances where the transaction is not completed, IRC is obligated to reimburse Royal Gold’s expenses up to a maximum of US$5 million.
     IRC files annual, quarterly and special reports, proxy statements and other information, including consolidated quarterly unaudited and annual audited financial statements, with the System for Electronic Document Analysis and Retrieval (“SEDAR”) at sedar.com. As a foreign issuer under the United States securities laws, IRC files these documents and financial statements with the SEC at sec.gov. IRC has filed its consolidated annual audited financial statements for the fiscal years ending December 31, 2006, 2007 and 2008, with the SEC on its Forms 40-F on March 24, 2009, March 28, 2008 and April 2, 2007, respectively. IRC has filed with the SEC its unaudited consolidated quarterly financial statements for the three months ended March 31, 2009, six months ended June 30, 2009 and nine months ended September 30, 2009, on its Forms 6-K on May 13, 2009, August 14, 2009 and November 13, 2009 respectively. These financial statements may also be found on SEDAR.
     On January 15, 2010, Royal Gold, its wholly owned Canadian subsidiary and IRC entered into an Amended and Restated Arrangement Agreement (the “Amended and Restated Agreement”), effective as of December 17, 2009, which made certain changes of a technical nature to the Agreement.
     On January 19, 2010, IRC commenced mailing of the special meeting materials, which include a Form of Proxy, Letter of Transmittal and an Election Form along with the Management Proxy Circular (the “Proxy Circular”), to IRC shareholders and option holders. The Proxy Circular has been filed with SEDAR on January 21, 2010, and with the SEC on its Form 6-K on January 22, 2010. The Proxy Circular provides details concerning the IRC Transaction, the recommendation of the IRC board of directors that IRC shareholders vote in favor of the IRC Transaction and a copy of the fairness opinion relating to the IRC Transaction. The Proxy Circular also includes pro forma financial information, including an unaudited pro forma condensed balance sheet as of September 30, 2009, and an unaudited pro forma condensed statement of operations and comprehensive income for the three-months ended September 30, 2009 and for the fiscal year ended June 30, 2009, showing the effect of the IRC Transaction on Royal Gold.
     In December 2009, Franco-Nevada Corporation, of Toronto, Canada, made an unsolicited offer of C$6.75 per share in cash for any and all of IRC’s outstanding common shares, which it amended on January 19, 2010 and which is now scheduled to expire on February 19, 2010. In light of this outstanding offer by Franco-Nevada Corporation and depending upon satisfaction of the closing conditions for the IRC Transaction, we can provide no assurance that the IRC Transaction will close.
HSBC Term Loan
     In connection with the IRC Transaction, on January 20, 2010, we entered into an agreement for a new $100 million term loan from HSBC Bank USA, National Association (the “HSBC Term Loan”) to partially fund our acquisition of IRC. The HSBC Term Loan will be funded concurrently with or prior to the closing of the IRC Transaction. HSBC Securities (USA) Inc. acted as Sole Lead Arranger for the HSBC Term Loan. The HSBC Term Loan will mature 18 months from the funding date with principal repayments equal to 10% of the funded amount scheduled to occur every three months, beginning three months after funding and interest will accrue at LIBOR plus 2.25%. The HSBC Term Loan is guaranteed by three wholly-owned subsidiaries of Royal Gold. The obligations under the loan are secured by certain Canadian assets of Royal Gold that will be replaced with certain Chilean assets of Royal Gold. Funding under the HSBC Term Loan is subject only to delivery of a borrowing notice and certain certificates by Royal Gold and the Guarantors.
LEGAL MATTERS
     The validity of the common stock being offered hereby is being passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.
EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended June 30, 2009 (filed on August 21, 2009) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Royal Gold, Inc.

15,000,000 Shares of Common Stock

        This prospectus relates to 15,000,000 shares of common stock that may be offered and issued from time to time in connection with royalty acquisitions or acquisitions of other businesses, assets, properties or securities.

      The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We do not expect to receive any cash proceeds from the sale of shares of common stock issued pursuant to this prospectus. We may be required to provide further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific acquisition.

      We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in specific acquisitions. Any person receiving a finder’s fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

      We may also permit individuals or entities who have received or will receive shares of our common stock in connection with the acquisitions described above to use this prospectus to cover resales of those shares. See “Selling Stockholders” for the identity of any such individuals or entities.

      Royal Gold’s common stock is traded on the Nasdaq National Market under the symbol “RGLD.” On June 30, 2004, the reported last sale price of our common stock on the Nasdaq National Market was $14.17 per share. Our common stock is also traded on The Toronto Stock Exchange under the symbol “RGL.”

       Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

       Neither the Securities and Exchange Commission nor state securities regulators have approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 6, 2004.

      In this prospectus, we use the terms “Royal Gold,” “the Company,” “we,” “us” and “our” to refer to Royal Gold, Inc. and its subsidiaries.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus, any prospectus supplement and the documents incorporated herein by reference contain certain forward-looking statements and information relating to us that are based on our beliefs and assumptions as well as information currently available to management. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the SEC or otherwise. The words “believe,” “estimate,” “expect,” “anticipate,” and “project” and similar expressions are intended to identify forward-looking statements, which speak only as of the date the statement is made. These statements are included or incorporated by reference in this prospectus. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements may include, but are not limited to, information regarding projected cash flows, reserves, mineralization, settlement of the Casmalia matter, planned levels of expenditures, and our belief that future growth will more likely occur as a result of acquisitions, rather than from exploration, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this prospectus, including those set forth in “Risk Factors,” describe factors, among others, that could contribute to or cause such differences.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supercede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except current reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 9 or 12 of Form 8-K), until the offering of our securities under this registration statement is completed or withdrawn:

1. our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, including those portions incorporated by reference therein of our definitive proxy material on Schedule 14A as filed with the SEC on October 14, 2003;

2. our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, December 31, 2004 and March 31, 2004;

3. our Current Reports on Form 8-K filed on September 4, 2003, December 1, 2003, December 29, 2003 and April 15, 2004;

4. our Current Report on Form 8-K/A filed on February 6, 2003.

5. the description of our common stock contained in our Registration Statement on Form S-1 (Registration No. 2-84642).

6. the description of our Series A Junior Participating Preferred Stock issuable under our rights agreement, as contained in our registration statement on Form 8-A, filed September 12, 1997; and

7. all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except current reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 9 or 12 of Form 8-K) after the date of this prospectus and before the termination of the offering.

      We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Stockholder Relations, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202, (303) 573-1660. To obtain timely delivery, you must request the information from us no later than five days before you must make your investment decision.

ii

SUMMARY

      This summary highlights selected information about our company. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us you should read carefully this entire prospectus, including the “Risk Factors‘ section and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information in this prospectus by reference.

THE COMPANY

      Royal Gold, Inc., together with its subsidiaries, is engaged in the business of acquisition and management of precious metals royalties.

      Royal Gold seeks to acquire existing royalties or to finance projects that are in production or near production in exchange for royalty interests. We also explore and develop properties thought to contain precious metals and seek to obtain royalty and other carried ownership interests in these properties through the subsequent transfer of operating interests to other mining companies. We expect that substantially all of our revenues are and will be derived from royalty interests. We do not conduct mining operations. During the 2003 fiscal year, we focused on the acquisition of royalty interests, rather than the creation of royalty interests through exploration. We expect that this emphasis on acquisition and royalty financing, rather than exploration, will continue in the future.

      Our principal mineral property interests are:

•	two sliding-scale gross smelter returns, or GSR, royalty interests;

•	one fixed GSR royalty interest; and

•	one net value royalty interest,

all relating to a mining complex known as the Pipeline Mining Complex, which includes the Pipeline and South Pipeline gold deposits, operated by the Cortez Joint Venture;

•	one 1.8% NSR royalty on the majority of the Leeville Project, which includes a portion of the Carlin East mine, operated by Newmont Mining Corporation; and

•	one 0.9% NSR royalty on the SJ Claims, which covers a portion of the Goldstrike mine operated by Barrick Gold Corporation.

      Our other producing royalty interests include a 1.75% NSR royalty interest covering a portion of the Bald Mountain mine, operated by Placer Dome U.S. Inc., and a 2% NSR royalty on a number of properties in Santa Cruz Province, Argentina, including the Martha mine, which is operated by Coeur d’Alene Mines Corporation.

      In addition, as of December 1, 2003, we own interests in the following exploration stage properties:

•	A 5% NSR royalty interest on a portion of the Mule Canyon project, located in Lander County, Nevada.

•	A 14% net profits interest royalty on the Buckhorn South project, located in Eureka County, Nevada.

•	A 1% NSR royalty interest on the Long Valley gold project, located in eastern California.

•	A 1% carried working interest, equal to a 1% NSR royalty, on possible production of precious metals on an exploration property in Russia.

•	A 2% NSR royalty on a number of exploration properties in Santa Cruz Province, Argentina, currently under evaluation by a joint venture, which includes Yamana Gold, Inc., Compania de Minas Buenaventura S.A.A. and Mauricio Hochschild S.A.C.

•	Royalty interests on five non-operating exploration projects in Nevada.

      In fiscal 2003, we generated royalty revenues of $13.9 million from the Pipeline Mining Complex, representing 88% of our total revenues. In addition, we generated royalty revenue of $0.4 million from the Leeville Project, $0.7 million from the SJ Claims, $0.7 million from the Bald Mountain mine, and $0.1 million from the Martha mine. The Leeville Project is an underground operation, currently under development by Newmont Mining Corporation. Newmont has announced its intention to initiate production at Leeville during the 4th quarter of calendar 2005. Current production on the Leeville Project ground is derived from the Carlin East deposit, also operated by Newmont.

      Royal Gold also provides, through two wholly-owned subsidiaries, Denver Mining Finance Company and Environmental Strategies, Inc., financial, operational, and environmental consulting services to the mining industry and to companies serving the mining industry. During fiscal 2003, 2002 and 2001, we did not generate material income from consulting services.

      Royal Gold was incorporated under the laws of the State of Delaware on January 5, 1981. Our executive offices are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, (303) 573-1660, and we maintain a web site at www.royalgold.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

RISK FACTORS

      An investment in our securities involves a high degree of risk. We urge you carefully to consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. We urge you also to consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended June 30, 2003, which is incorporated by reference in this prospectus, which may be amended, supplemented or superceded from time to time by other reports we file with the SEC in the future. Additional risks, including those that relate to any particular securities that we will offer, will be included in the applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Our revenues are largely dependent on a single property.

      In fiscal 2003, 88% of our revenues were derived from royalties from the Pipeline Mining Complex. We expect that revenue from our royalties on the Pipeline Mining Complex will continue to account for most of our revenues in the near future. Our success is therefore dependent on the extent to which the Pipeline Mining Complex continues to be successful, and on the extent to which we are able to acquire or create other royalty interests.

We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are operated in our best interest.

      All of our current revenue is derived from royalties on properties operated by third parties. The holder of a royalty interest typically has no executive authority regarding development or operation of a mineral property. Therefore, we are not in control of basic decisions regarding development or operation of any of the properties in which we hold a royalty interest, and we have limited or no legal rights to influence those decisions.

      Our strategy of having others operate properties in which we retain a royalty or other passive interest puts us generally at risk to the decisions of others regarding all basic operating matters, including permitting, feasibility analysis, mine design and operation, processing, plant and equipment matters, and temporary or permanent suspension of operations, among others. These decisions may be motivated by the best interests of the operator rather than to maximize royalties. Although we attempt to secure contractual rights that will permit us to protect our interests, there can be no assurance that such rights will always be available or sufficient or that our efforts will be successful in achieving timely or favorable results or in affecting the operations of the properties in which we have royalty interests in ways that would be beneficial to our stockholders.

Decreases in prices of precious metals would reduce our royalty revenues.

      The profitability of precious metals mining operations (and thus the value of our royalty interests and exploration properties) is directly related to the market price of precious metals. The market prices of various precious metals fluctuate widely and are affected by numerous factors beyond the control of any mining company. These factors include industrial and jewelry fabrication demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by gold producers, global or regional political, economic or banking crises, and a number of other factors. If the market price of precious metals should drop, our royalty revenues would also drop. Our sliding-scale GSR1 royalty amplifies this. When the gold price falls below the steps in the sliding-scale GSR1 royalty, we receive a lower royalty rate on production. In addition, if gold prices drop dramatically, we might not be able to recover our investment in royalty interests or properties. The selection of a royalty investment or of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that such decisions are made and the commencement of production can have a material adverse effect on the economics of a mine, and can eliminate or have a material adverse impact on the value of royalty interests.

      The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated, the high and low prices in U.S. dollars per ounce of gold, based on the London PM fix.

	Gold Price
	Per Ounce($)

Year	High	Low

1997	$367	$283
1998	313	273
1999	326	253
2000	313	264
2001	293	256
2002	349	278
2003	400	320
January 1-June 30, 2004	427	375

We depend on the services of our Chairman, Chief Executive Officer and President and other key employees.

      We believe that our success depends on the continued service of our key executive management personnel. Currently, Stanley Dempsey is serving as chief executive officer and chairman of the board of directors, and Tony Jensen is serving as President. Mr. Dempsey’s knowledge of the legal and commercial aspects of royalties and his extensive contacts within the mining industry give us an important competitive advantage. Mr. Jensen’s experience in operations that pay royalties is extensive. Loss of the services of Mr. Dempsey, Mr. Jensen or other key employees could jeopardize our ability to maintain our competitive position in the industry. We currently do not have key person life insurance for any of our officers or directors.

We are subject to operational risks of the mining industry.

      Although we are not required to pay operating costs, our financial results are subject to all of the hazards and risks normally associated with developing and operating mining properties, both for the properties where we are exploring or indirectly for properties operated by others where we hold royalty interests. These risks include:

•	insufficient ore reserves,

•	fluctuations in production costs that may make mining of ore uneconomic;

•	declines in the price of gold; significant environmental and other regulatory restrictions;

•	labor disputes;

•	geological problems;

•	pit walls or tailings dam failures;

•	natural catastrophes such as floods or earthquakes; and

•	the risk of injury to persons, property or the environment.

      Operating cost increases can have a negative effect on the value of and income from our royalty interests, and may cause an operator to curtail, delay or close operations at a mine site.

Estimates of reserves and mineralization by the operators of mines in which we have royalty interests may be incorrect.

      There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control or that of the operators of mineral properties in which we have a royalty interest. Reserve estimates on our royalty interests are prepared by the operators of the mining properties, and we do not participate in the preparation of such reports. The estimation of reserves and of other mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate may cause revision of such estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades may materially and adversely affect reserves.

We may be unable to acquire additional royalty interests.

      Our future success depends upon our ability to acquire royalty interests to replace depleting reserves and to diversify our royalty portfolio. We anticipate that most of our revenues will be derived from royalty interests that we acquire, rather than through exploration and development of properties. In addition, we face competition in the acquisition of royalty interests. If we are unable to successfully acquire additional royalties, the reserves on properties currently covered by our royalties will decline as reserves are mined.

Anticipated federal legislation could decrease our royalty revenues.

      In recent years, the U.S. Congress has considered a number of proposed major revisions of the General Mining Law, which governs the creation and possession of mining claims and related activities on federal public lands in the United States. It is possible that another bill may be introduced in the Congress and it is possible that a new law could be enacted. If and when a new mining law is enacted, it might impose a royalty upon production of minerals from federal lands and might contain new requirements for mined land reclamation, and similar environmental control and reclamation measures. It remains unclear to what extent new legislation may affect existing mining claims or operations, but it could raise the cost of mining operations, perhaps materially affecting operators and our royalty revenue. The effect of any revision of the General Mining Law on royalty interests in the United States cannot be determined conclusively until such revision, if any, is enacted. If a royalty, assessment, production tax or other levy imposed on and measured by production is charged to the operator at the Pipeline Mining Complex, the amount of that charge would be deducted from gross proceeds for calculation of our two sliding scale GSR royalties. The majority of our interests are on public lands.

The mining industry is subject to significant environmental risks.

      Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations in the United States and abroad intended to ensure the protection of the environment are constantly changing and are generally becoming more restrictive and costly. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the companies within the mining industry, such as the operators of the mines in which we hold a royalty interest, at a reasonable price. If an operator is forced to incur significant costs to comply with environmental regulations or becomes subject to environmental restrictions that limit its ability to continue or expand operations, it could reduce our royalty revenues. To the extent that we become subject to environmental liabilities for the time period during which we were operating properties, the satisfaction of any liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition and results of operations.

      We have recently settled a claim by the U.S. Environmental Protection Agency against Royal Gold, along with 92 other potentially responsible parties, known as PRPs. The EPA’s allegation was based on the disposal of allegedly hazardous petroleum exploration wastes at the Casmalia Resources Hazardous Waste Site by our predecessor, Royal Resources, Inc., during 1983 and 1984. Although we do not currently expect to incur additional costs in connection with this claim, the State of California has notified us and the other parties who participated in the settlement that it will seek to recover response costs. We do not know and cannot predict the amount of the estimated costs the State would seek to recover but, if we are compelled to pay a large sum, it could materially adversely affect our operations. If the State agrees to a volumetric allocation among the parties, our portion of the liability would be 0.438% of any settlement amount.

If title to properties are not properly maintained by the operators, our royalty revenues may be decreased.

      The validity of unpatented mining claims, which constitute a significant portion of the properties on which we hold royalties in the United States, is often uncertain, and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple.

Foreign operations are subject to many risks.

      Our foreign activities are subject to the risks normally associated with conducting business in foreign countries, including exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, foreign environmental laws and enforcement, expropriation or nationalization of property, labor practices and disputes, and uncertain political and economic environments, as well as risks of war and civil disturbances, or other risks that could cause exploration or development difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract rights or the taking of property by nationalization or expropriation, without fair compensation. Exploration licenses granted by some foreign countries, like Bulgaria, do not include the right to mine. Each country has discretion in determining whether to grant a license to mine. If an operator cannot secure a mining license following exploration of a property, the value of our royalty interest would be negatively affected. Foreign operations could also be adversely impacted by laws and policies of the United States affecting foreign trade, investment and taxation. We currently have interests in projects in Bulgaria, Argentina, and Russia. We also pursue precious metal royalty acquisitions or development opportunities in other parts of the world, including Canada, Australia, other Republics of the former Soviet Union, Asia, Africa and South America.

      We are subject to the considerations and risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country, extensive currency controls and high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments.

      Russian laws, licenses and permits have been in a state of change and new laws may be given a retroactive effect. It is also not unusual in the context of dispute resolution in Russia for parties to use the uncertainty in the Russian legal environment as leverage in business negotiations. In addition, Russian tax legislation is subject to varying interpretations and constant change. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of our Russian operations may not coincide with that of management. As a result, transactions may be challenged by tax authorities and our Russian operations may be assessed additional taxes, penalties and interest, which could be significant. The periods remain open to review by the tax authorities for three years.

      The Company is subject to risks relating to an uncertain or unpredictable political and economic environment in Argentina. In the short term, significant macroeconomic instability in the region is expected to negatively impact the business environment and may lead to longer term negative changes in the national approaches taken to ownership by foreign companies of natural resources. Argentina has experienced political instability, currency value fluctuations and changes in banking regulations in recent years. Any continued or new instability, fluctuations or regulation changes could adversely affect our Argentine revenues.

Our stock price may continue to be volatile and could decline.

      The market price of our common stock has fluctuated and may decline in the future. The high and low closing sale prices of our common stock were $15.48 and $4.00 in fiscal year 2002, and $28.42 and $10.04 in fiscal year 2003. The high and low closing sale prices for the period from July 1, 2003 to June 30, 2004, were $24.64 and $11.34. The market price of our common stock has fluctuated widely and has been affected by many factors that are beyond our control, including:

•	market prices of gold;

•	interest rates;

•	expectations regarding inflation;

•	ability of operators to produce precious metals and develop new reserves;

•	currency values;

•	general stock market conditions; and

•	global and regional political and economic conditions, and many other factors.

We may change our dividend policy.

      We have declared a cash dividend on our common stock for each fiscal year beginning in fiscal 2000. Our board of directors has discretion in determining whether to declare a dividend based on a number of factors, including prevailing gold prices, economic market conditions and funding requirements for future opportunities or operations. If our board of directors declines to declare dividends in the future, or reduces the current dividend level, our stock price could fall, and the success of an investment in our common stock would depend solely upon any future stock price appreciation in value.

Certain anti-takeover provisions could delay or prevent a third party from acquiring us.

      Provisions in our Certificate of Incorporation may make it more difficult for third parties to acquire control of Royal Gold or to remove management. Some of these provisions:

•	Permit the board of directors to issue preferred stock that has rights senior to the common stock without shareholder approval;

•	Provide for three classes of directors serving staggered, three-year terms.

      We are also subject to the business combination provisions of Delaware law that could delay, deter or prevent a change in control. In addition, we have adopted a Stockholder’s Rights Plan that imposes significant penalties upon a person or group that acquires 15% or more of our outstanding common stock without the approval of the board of directors. Any of these measures could prevent a third party from pursuing an acquisition of our company, even if shareholders believe the acquisition is in their best interests.

USE OF PROCEEDS

      We will be offering and issuing our common stock from time to time in connection with royalty acquisitions or acquisition of other businesses, assets, properties or securities. We will not receive any cash proceeds from these offerings.

DISTRIBUTION OF SECURITIES

      The 15,000,000 shares of our common stock covered by this prospectus are available for use in connection with acquisitions by us of other businesses, assets or securities. The consideration offered by us in such acquisitions, in addition to any shares of common stock offered by this prospectus, may include cash, certain assets and/or assumption by us of liabilities of the businesses, assets or securities being acquired. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired after taking into account the current and anticipated future value of such businesses, assets or securities, along with all other relevant factors. The shares of common stock issued to the owners of the businesses, assets or securities to be acquired normally are valued at a price reasonably related to the market value of such common stock either at the time an agreement is reached regarding the terms of the acquisition or upon delivery of the shares.

      We may also permit individuals or entities who have received or will receive shares of our common stock in connection with the acquisitions described above, or their transferees or successors-in-interest, to use this prospectus to cover their resale of such shares. See “Selling Stockholders,” as it may be amended or supplemented from time to time, for a list of those individuals or entities who are authorized to use this prospectus to sell their shares of our common stock.

SELLING STOCKHOLDERS

      The selling stockholders listed in any supplement to this prospectus, and any transferees or successors-in-interest to those persons, may from time to time offer and sell, pursuant to this prospectus, some or all of the shares covered by this prospectus.

      Resales by selling stockholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the selling stockholder’s agent in the sale of the shares by such selling stockholder, or the securities firm may purchase shares from the selling stockholders as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on The Nasdaq National Market, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain liabilities, including liabilities under the Securities Act. Any participating securities firm may be deemed to be an underwriter within the meaning of the Securities Act, and any commission earned by such firm may be deemed to be underwriting discounts or commissions under the Securities Act.

      In connection with resales of the shares sold hereunder, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the selling stockholder, the participating securities firm, if any, the number of shares involved, any material relationship the selling stockholder may have with us or our affiliates, and other details of such resale to the extent appropriate. Information concerning the selling stockholders will be obtained from the selling stockholders.

      Stockholders may also offer shares of stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 145(d) under that Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

LEGAL MATTERS

      The validity of the common stock to be offered hereby will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.

EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of High Desert Mineral Resources Inc. incorporated in this Prospectus by reference to the Report on Form 8-K/A filed February 6, 2003 have been so incorporated in reliance on the report of Dale Matheson Carr-Hilton LaBonte, Chartered Accountants.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC under the Securities Act a registration statement on Form S-4. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

      Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the following SEC public reference rooms:

Judiciary Plaza

450 Fifth Street, N.W.
Rm. 1024
Washington, D.C. 20549

      You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the Nasdaq National Market at 1735 K Street, NW, Washington, DC 20006.